9661 South 700 East	Avenida Arce y Montevideo	Jaimes Freire, 4 Norte
Salt Lake City, Utah 84070	Edificio Montevideo, Piso 4, Of. 1	Calle Las Jardineras #16
USA	La Paz, Bolivia	Santa Cruz de la Sierra, Bolivia
(801) 619-9320 Office	(591-2) 244-4140 Oficina	(591-3)312-1148 Oficina
(801) 619-1747 Fax	(591-2) 215-5533 Fax	(591-3)312-1149 Fax
info@geii.com	info@geii.com	info@geii.com

FOR IMMEDIATE RELEASE

CONTACT:       Sabrina Martinez in Investor Relations: (801) 619-9320

Golden Eagle Signs Agreement for
Consulting and Engineering Services with
Washington Group International, Inc.

        SALT LAKE CITY, UTAH—(BUSINESSWIRE) — February 13, 2007 — Golden Eagle International, Inc. (OTCBB: MYNG) announced today that it has signed an agreement for consulting and professional engineering services with Washington Group International (Nasdaq: WGII), a leading international engineering, construction, and management company.

        Golden Eagle has asked Washington Group International to support its efforts in evaluating the Company’s work to date regarding its Buen Futuro (A Zone) gold and copper project located 270 kilometers (162 miles) north of Santa Cruz in eastern Bolivia, as well as make recommendations to the Company on moving the project forward.

        Washington Group International provides the talent, innovation, and proven performance to deliver integrated engineering, construction, and management solutions for businesses and governments worldwide. Headquartered in Boise, Idaho, with more than $3 billion in annual revenue, the company has approximately 25,000 people at work around the world providing solutions in power, environmental management, defense, oil and gas processing, mining, industrial facilities, transportation, and water resources. For more information, visit www.wgint.com.

Eagle E-mail Alerts: If you are interested in receiving Eagle E-mail Alerts, please e-mail the Company at: eaglealert@geii.com.

        Golden Eagle International, Inc. is a gold and copper exploration and mining company headquartered in Salt Lake City, Utah and with offices also in Santa Cruz, Bolivia. The Company is currently focusing its efforts on developing its mining rights on its A Zone “Buen Futuro” gold and copper project, as well as its gold project on the B & C Zones, within its 136,500 acres (213 square miles) in eastern Bolivia’s Precambrian Shield.

        The Company highly recommends that you review its disclosures, risk statements, previous press releases, annual reports, quarterly reports and current reports found at its website: www.geii.com.

CONTACT: Sabrina Martinez in Investor Relations: (801) 619-9320

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND RISKS

Some of the statements in this press release are forward-looking statements and are based on an assumed set of economic conditions and courses of action, including: (a) whether Golden Eagle’ will be able to obtain sufficient financing to continue to meet its operational goals; (b) estimates of mineral reserves and future production levels; (c) expectations regarding estimated mine production costs taking into account higher petroleum prices, expected trends in mineral prices, and statements that describe Golden Eagle’s future plans, objectives or goals; (d) uncertainties that result from actions that may be taken in Bolivia relative to increases in the Complementary Mining Tax, Corporate Income Tax or the amount paid for mining patents [claims fees] in the future; e) uncertainties that result from social and political conditions in Bolivia; and f) other risk factors and matters disclosed in Golden Eagle’s Securities and Exchange Commission (“SEC”) filings which may be accessed at www.sec.gov. There is a significant risk that actual material results will vary from projected results depending on such factors as changes in general economic, social and political conditions in Bolivia and financial markets; changes in gold and copper prices; technological and operational hazards in Golden Eagle’s mining and mine development activities; uncertainties inherent in the calculation of mineral reserves, mineral resources, mineralized material (which has the lowest level of technical confidence) and metal recoveries; the timing and availability of financing; governmental and other approvals, and other risk factors listed from time-to-time in Golden Eagle’s Form 10-K and its other reports filed with the SEC. The mining projects in Bolivia described in this release, and related evaluations, or in our other disclosures, should not be construed by any means as an indication of the present or future value of the Company or its common stock. Additionally, our plans with respect to the Buen Futuro A Zone gold and copper project, or the B & C Zone gold project, should not be construed by any means as an indication of whether we will ever conduct successful mining operations in connection with those projects. Golden Eagle disclaims any responsibility to update forward-looking statements made herein.

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